EXHIBIT 23.4

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of ChoiceOne Financial Services, Inc., on Form S-4 of our report dated June 17, 2019 on the consolidated financial statements of County Bank Corp as of and for the years ended December 31, 2018 and 2017, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP
Crowe LLP
Grand Rapids, Michigan June 17, 2019